EXHIBIT 10.38

INDEPENDENT CONTRACTOR AGREEMENT

and

STATEMENT OF WORK

between

Data I/O Corporation

and Theisen Advisory Group LLC d/b/a TAG CXO

[***] Portions of the exhibit have been omitted. Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) it is the type of information that the Company treats as private or confidential.

1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) is entered into and effective as of April 28, 2025 between Data I/O Corporation (“Data I/O”) and Theisen Advisory Group LLC d/b/a TAG CXO (“Contractor”). Data I/O requires certain specific, temporary professional services which Contractor is ready, willing and able to perform. The parties, intending to become legally bound, hereby agree as follows:

1. Services and Deliverables.

Contractor agrees to perform the services described in Exhibit A to this Agreement (the “Services”) in a professional and timely manner and agrees to prepare and deliver to Data I/O the tangible items included in Exhibit A (the “Deliverables”). The scope of the Services and/or Deliverables may be altered from time to time based upon the needs of Data I/O and the performance of Contractor.

2. Acceptance.

Contractor’s primary contact at Data I/O shall be the person(s) as noted in Exhibit A who shall be responsible for the acceptance of the Services and Deliverables.

3. Term and Termination.

The Term of this Agreement shall be as noted in Exhibit A, unless terminated earlier by either party upon at least thirty (30) days’ prior written notice. Data I/O may, by notice, require Contractor to stop work hereunder at any time, and Contractor’s sole remedy shall be the compensation for services rendered prior to the termination.

4. Compensation.

Data I/O agrees to compensate Contractor for the Services and Deliverables in the manner described in Exhibit A. Data I/O shall have up to fifteen (15) business days to accept or reject each of the Deliverables following its delivery, and no compensation shall be due for any Deliverables until accepted by Data I/O. Any modification to bring rejected Deliverables into acceptable form shall be at Contractor’s expense. The compensation stated on Exhibit A shall be Contractor’s entire compensation for the Services and Deliverables and any other tangible or intangible property provided under this Agreement. Contractor shall pay all federal, state, local and other applicable taxes relating to its performance or deliveries under this Agreement.

5. Proprietary Rights.

All ownership, copyright, patent, trade secrecy, and other rights in all Deliverables, works, inventions, improvements, discoveries, processes or other properties made or conceived by or for Contractor during the term of this Agreement which relate to the Services or Deliverables, or which are directly or indirectly within the scope of the Services or Deliverables as contemplated under this Agreement (whether or not specifically listed in this Agreement), or which are developed in whole or in part through any use of any Data I/O's trade secrets or confidential information, shall be the sole and exclusive property of Data I/O, whether developed independently by Contractor or jointly with others, and whether or not Data I/O uses, registers, or markets the same. Contractor assigns and conveys to Data I/O its entire right, title and interest to all such properties, including but not limited to, copyrights, trademarks and patent rights or applications. To the extent any such works are eligible to be “works made for hire” under the Copyright Act, they are agreed to be “works made for hire”, and to the extent any such works are not so eligible, they are assigned to Data I/O whether or not in existence as of the date of this Agreement. Data I/O retains full creative, artistic and editorial control and all other rights in such works.

INDEPENDENT CONTRACTOR AGREEMENT (with Insurance)

REDACTED ICA TAG-DATA IO April 2025

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6. Contractor’s Authority and Warranties.

Contractor represents and warrants that it is also offering and /or providing its services to entities other than Data I/O and that Contractor is responsible for and will pay for any required worker’s compensation or similar insurance for Contractor or its personnel. Contractor represents and warrants that Contractor will perform the Services in a careful, professional and workmanlike manner and that Contractor is fully authorized to enter into and perform this Agreement, without restriction or conflict with any of Contractor’s other commitments, agreements, arrangements, understandings or duties, whether to prior employers or clients or otherwise. Contractor represents and warrants that it will not violate in any way the rights any person or entity has regarding trade secrets or proprietary or confidential information, and that all Services and Deliverables and other tangible and intangible properties developed by or for Contractor under this Agreement are original to Contractor and do not and will not infringe upon any rights of other parties. Contractor shall defend, indemnify and hold Data I/O, its directors, officers and employees harmless from all losses, claims, damages, and expenses (including without limitation, reasonable attorneys’ fees) arising from any breach of Contractor’s warranties or from injury to persons or damage to property caused by the negligent acts or omissions of Contractor.

7. Binding Effect; Relationship; Insurance.

The relationship of the parties is one of independent contractors, and Contractor will not be eligible for or covered by any of Data I/O's employee benefits, including without limitation, insurance programs, worker’s compensation and unemployment benefits, and 401(k), stock incentive and stock purchase plans. Contractor shall not have authority to bind Data I/O. Contractor agrees to maintain in force during the term of this Agreement a professional liability insurance policy and a policy, or policies, of comprehensive general liability insurance in reasonable amounts and with reasonable carriers. All such policies shall include Data I/O as an additional insured, if permitted by the policies, and shall provide for at least thirty (30) days’ written notice to Data I/O prior to any cancellation or termination. Upon request, Contractor shall deliver to Data I/O copies or other evidence of such policies.

8. Employees, Agents and Subcontractors.

If Contractor intends to use any employees, agents, or subcontractors in its performance under this Agreement, Contractor shall first request and receive Data I/O's written consent. If requested by Data I/O, Contractor shall require each such person to execute a written agreement binding such person to the terms of this Agreement for the benefit of Data I/O and shall deliver an original of each such agreement to Data I/O.

9. Confidentiality.

Contractor acknowledges that Data I/O’s business depends on the preservation of Data I/O’s trade secrets and other confidential information (the “Secrets”). Secrets shall mean and include all trade secrets and confidential information of any nature of Data I/O or any of its affiliates, whether presently existing or later developed, and whether communicated orally, in writing, or learned by observation or otherwise, including without limitation, customer and supplier lists; non-public financial information; patent applications, know-how and other intellectual property, programming and/or provisioning code and documentation; buying and marketing plans and methods; pricing policies, sales proposals and contracts, customer information and other non-public business, technical, marketing, or operating information. Secrets shall also include any information obtained by Data I/O from third parties which Data I/O is obligated to protect as trade secrets or confidential information. If there is a good faith dispute regarding whether an item or matter is part of the Secrets, the burden shall be on Contractor to demonstrate that it is not part of the Secrets. Contractor agrees not to use or disclose, in whole or in part, nor to allow others to use or disclose, the Secrets, other than for the sole benefit of Data I/O and to employees or contractors of Contractor who are bound by written contract to protect the Secrets. In accordance with Data I/O’s practices, Contractor shall mark all items containing any Secrets with prominent confidentiality notices acceptable to Data I/O. All tangible items embodying or disclosing any portion of the Secrets shall be and remain the property of Data I/O and shall be returned to Data I/O upon the earlier of Data I/O’s request or the termination of the Services. At such time, Contractor shall also assemble all tangible items of works-in-progress, notes, plans, and other materials related in any way to Contractor’s performance of the Services, and will promptly deliver such items to Data I/O.

INDEPENDENT CONTRACTOR AGREEMENT (with Insurance)

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Nothing in this Agreement shall be interpreted to prohibit Contractor from disclosing or discussing conduct that Contractor reasonably believes to be illegal harassment, illegal discrimination, illegal retaliation, wage and hour violations, or sexual assault, that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, occurring in the workplace, at work-related events coordinated by or through Data I/O, between employees or contractors, or between Data I/O and an employee or contractor, whether on or off the employment premises. Under the U.S. Defend Trade Secrets Act, Contractor will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal.

A.

Restriction on Offers of Employment or Hire. During the performance of Services under any Statement of Work and for a period of two (2) years thereafter, each party agrees not to solicit for employment or hire, or employ or hire, any employee or personnel of the other party or of any of its affiliates directly or indirectly involved in the Services provided hereunder, except to the extent that such other party specifically waives such restriction in writing with respect to a specific employee or other personnel. The foregoing shall not prohibit the use of general solicitation by placement of general advertisements for employees in newspapers or other media of general circulation not specifically directed at the employees or personnel of either party or of any of its affiliates.

B.

Procedure for Employment or Hire. While the parties acknowledge that Contractor is in the business of providing Services and is not an executive placement firm, a situation could arise during the performance of Services under any Statement of Work and for a period of two (2) years thereafter, in which Data I/O would like to employ, or hire, directly or indirectly an employee or other personnel of Contractor. If that situation were to arise, such employment or hiring shall only be with the prior written consent of Contractor and shall require payment by Data I/O of a placement fee in the amount of fifty percent (50%) of all compensation payable or paid to or for such employee or other personnel in the first year of their employment, or hire, with Data I/O. Such fifty percent (50%) amount shall be paid by Data I/O as follows: twenty-five percent (25%) of such amount at the time of such employment or hire and the balance ratably on a monthly basis thereafter such that the entire balance is paid by the first anniversary of the date of such employment or hire. For the avoidance of doubt, the term “hire” as used in this Agreement includes consulting or any other engagement, directly or indirectly, between Data I/O and an employee or other personnel of Contractor.

INDEPENDENT CONTRACTOR AGREEMENT (with Insurance)

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10. Entire Agreement; Governing Law; Waiver.

This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous oral or written agreements. Use of pronouns of any gender includes all other genders. Contractor’s rights and duties will not be assignable to others, but Contractor’s obligations will bind Contractor’s heirs, successors, and assigns, and will benefit Data I/O and its successors and assigns. This Agreement shall be governed by the laws of the State of Washington and may be modified only in a writing signed by both parties. The most prevailing party in any action to enforce this Agreement shall be reimbursed or paid by the other party for its reasonable attorneys’ fees and all other costs of enforcement. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected. Any failure of Data I/O to require strict performance by Contractor or any waiver by Data I/O of any part of this Agreement shall not be considered consent or waiver of any other breach of the same or of any other provisions, and shall not be effective unless in a writing signed by an officer of Data I/O. The following sections shall survive the termination or expiration of this Agreement: Section, 5, Proprietary Rights; Section 6, Contractor’s Authority and Warranties; Section 9, Confidentiality; and Section 10, Entire Agreement; Governing Law; Waiver. Any provisions required to be included in this Agreement by applicable law or regulation are incorporated as if such provisions were included in their entirety in this Agreement.

In the event of a conflict between this Agreement and the Statement of Work, this Agreement shall control. In the event of a conflict between the terms of the Statement of Work or the Independent Contractor’s Agreement regarding indemnification and the Indemnification Agreement defined in the Statement of Work, the Indemnification Agreement defined in the Statement of Work shall control.

            The parties have indicated their acceptance of the terms and conditions of this Agreement by signing below.

TAG CXO		Data I/O Corporation

By	/s/ Paul S. Thiesen	By	/s/ William Wentworth
Title	Principal	Title	President & CEO

Address:	6645 185th Ave NE, Suite 100
7000 N 16th St, Suite 120-167	Redmond, Washington 98052
Phoenix, AZ 85020	Federal Tax I.D.#: 91-0864123
S.S. #:
or
Federal Tax I.D. #: 84-4453966

ADMINISTRATIVE USE ONLY

Approved:                                                                    Date:

INDEPENDENT CONTRACTOR AGREEMENT (with Insurance)

REDACTED ICA TAG-DATA IO April 2025

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EXHIBIT A

SERVICES

Contractor shall perform the Services as described below or in the attached Statement of Work.

DELIVERABLES

All Deliverables related to the Services and as described below or in the attached Statement of Work.

COMPENSATION

As described below or in the attached Statement of Work.  Invoices shall be payable within 15 days of receipt, but may be submitted 15 days prior to the 1st of the month.

Compensation:____________

PRIMARY CONTACT(S)

Primary Contact responsible for acceptance of Services and Deliverables:

William Wentworth, President & CEO, 603.233.7423, wentworthb@dataio.com

Primary Contact at TAG CXO:

Paul Theisen, Principal/Founder, 602.332.5175, paul@tagcxo.com

TERM

As described below or in the attached Statement of Work.

Term: ___________________________

TIME SCHEDULES

As described below or in the attached Statement of Work.

Time Schedules:______________.  Other Schedules as required by Data I/O.

ADDITIONAL TERMS

As described below or in the attached Statement of Work.

INDEPENDENT CONTRACTOR AGREEMENT (with Insurance)

REDACTED ICA TAG-DATA IO April 2025

6

SOW1 - EXHIBIT A to the Independent Contractor Agreement

Table of Contents

1.	Company Overview	3

2.	Background & Situation Summary – What we heard	4

3.	Benefits	5

4.	Approach	6

5.	Effort & Timeline	7

6.	Client Investment & Terms	8

7.	Agreement & Execution	10

© 2025 All Rights Reserved. Confidential. Theisen Advisory Group, LLC. dba TAG CXO	2	Data I/O Corporation Fractional CFO Services (SOW1) v1.2

1. Company Overview

TAG CXO provides seasoned executives with decades of leadership experience within some of the world’s most successful enterprises. We have a unique team of technology industry professionals with decades of experience. Our team is battle-tested, ready to align human capital, business processes, and technology plans to your internal initiatives and programs, aligned with your company vision.

Unlike career consultants, we endeavor to become an extension of your management team, accountable for driving business results on your behalf.

We are passionate about optimizing systems, processes, and people to improve business outcomes. Our clients are typically small to medium-sized companies who have both the opportunities and challenges of their larger competitors. We provide experienced Business, Operations and IT Leadership that helps them attain their vision and outsmart or outmaneuver their competitive giants.

Our approach is simple – to bring the most experienced and proven leaders to our clients on a fractional, interim, or project basis to help them:

•	Gain clarity about their options and opportunities

•	Invest wisely in ways that maximize their competitive advantage

•	Manage their operations with higher confidence, lower risk and better returns

© 2025 All Rights Reserved. Confidential. Theisen Advisory Group, LLC. dba TAG CXO	3	Data I/O Corporation Fractional CFO Services (SOW1) v1.2

2. Background & Situation Summary – What we heard:

Background:

Data I/O Corporation (NASDAQ: DAIO) is the world’s leading global provider of advanced data and security programming solutions for flash, flash-memory based intelligent devices and microcontrollers. Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other markets. Today, customers use Data I/O’s security provisioning and programming solution to reliably, securely and cost-effectively bring innovative new products to life. Programming systems and value-added software solutions enable customers to:

•	Streamline their security provisioning and programming process with their production process

•	Meet their specific quality and traceability requirements

•	Ensure their devices are programmed at maximum speed with the highest quality

A relentless focus on quality, programming performance and support helps customers achieve excellence in production and product quality. With headquarters in Redmond, Washington and offices located in Shanghai, China and Munich Germany, Data I/O is the only truly global programming solutions provider offering local service and engineering support 24/7.

Situation:

Executive leadership at Data I/O have identified a need to utilize fractional CFO services to help transition from the incumbent CFO, who recently announced his planned retirement and transition out of day-to-day operations. Management needs to install a qualified and tenured fractional CFO, immediately, to work with the incumbent for a smooth transition period and off-boarding process without interruption to monthly and quarterly reporting requirements, while ensuring continuity of business operations across existing accounting staff, company management and key vendor partnerships. In addition to assuming the key operational responsibilities of the outgoing CFO, the fractional CFO will help Data I/O management frame-out the role and job duties necessary to replace the incumbent CFO with another full-time executive and directly assist with recruiting and selection efforts, as requested by the CEO.

© 2025 All Rights Reserved. Confidential. Theisen Advisory Group, LLC. dba TAG CXO	4	Data I/O Corporation Fractional CFO Services (SOW1) v1.2

3. Benefits

Fractional CFO Functions

Responsibilities and Duties:

•	SEC Compliance and filings.
•	Strategic partner to the CEO to drive growth organically and inorganically.
•	Plan and execute the financial strategy of the company.
•	Manage financial controls and accounting procedures.
•	Ensure full transparency over the financial performance of the company.
•	Provide advice and guidance on how to increase revenue and reduce costs.
•	Effectively and clearly communicate potential risks in a timely manner.
•	Propose action plans to ensure that annual financial objectives are attained.
•	Support the CEO with the preparation of monthly and annual budgeting.
•	Manage the team to oversee all accounting, financial, tax and audit responsibilities.
•	Report results to the CEO and Board of Directors and provide clear guidance.
•	Support the CEO with M&A activity, external presentations and fundraising.
•	Oversee the annual budget and financial audit process.
•	Oversee the financial analysis & modeling for the organization.
•	Partner with leadership regarding contract development & management.
•	Corporate representative and negotiator with key business partners.

In addition, the role of the CFO must take into consideration other administrative and organizational duties to ensure smooth and profitable operations including:

•	Financial management, reporting, and budgeting.
•	General management of department and corporate staff.
•	Financial management of assets, resources, and investments.
•	Risk management, insurance, and bonding.
•	Taxes, compliance, and licensing.
•	Payroll, HR management, employee benefits.
•	Legal affairs.
•	Information systems and technology.
•

Interim CFO, Secretary & Treasurer, as approved by the Board of Directors and subject to Todd Henne being covered by Data I/O’s D&O Insurance while providing Services to Data I/O and entering into Data I/O’s standard form of Indemnification Agreement (the “Indemnification Agreement”). In the event of a conflict between the terms of the Statement of Work or the Independent Contractor Agreement regarding indemnification and the Indemnification Agreement, the Indemnification Agreement shall control.

© 2025 All Rights Reserved. Confidential. Theisen Advisory Group, LLC. dba TAG CXO	5	Data I/O Corporation Fractional CFO Services (SOW1) v1.2

4. Approach

TAG CXO is proposing a fractional CFO to augment existing staff. The fractional CFO executive will focus on the following tasks:

■	Work with existing CFO to become familiar with existing processes and procedures, departmental structure, and roles and responsibilities.

■	Identify and assist in filling staff vacancies including the impending CFO vacancy.

■	Provide leadership and oversight of Client’s accounting and finance department; ensuring the books continue to be closed timely and accurately.

■

Review monthly close process and financial statements; perform analysis of historical results and present to Client in the form of a monthly financial reporting package to enhance the business decision-making process.

■

Monthly review of departmental and overall results with management team and board; helping educate the Client’s leaders on the financial implications of each component of the business and how it impacts the business overall.

■	Identify opportunities to improve working capital and profitability.

■	Enhance the process to track potential bank covenants, identifying sensitivity to potential violations early so corrective action may be taken.

■	Assess departmental staff for capability and competence.

■	Review and identify improvements to existing financial processes.

■	Review and identify improvements to cash management practices.

■	Provide other consultative services, which may be mutually agreed upon under this scope by Client, Consultant and TAG CXO.

© 2025 All Rights Reserved. Confidential. Theisen Advisory Group, LLC. dba TAG CXO	6	Data I/O Corporation Fractional CFO Services (SOW1) v1.2

5. Effort & Timeline

TAG proposes the following executive for this engagement:

✓

Todd Henne, technology industry financial executive, is proposed for this engagement. Highly accomplished, results-driven senior accounting and financial management executive with more than 40 years of progressive experience (25 years as a CFO) in accounting, finance, and operations management within start-ups and global multimillion-dollar organizations. Demonstrated ability to streamline and optimize business operations that drive growth, efficiency and bottom-line results. Proven ability to develop effective financial controls and methodologies for meeting Sarbanes-Oxley and other regulatory requirements. Solid leadership, communication, and interpersonal skills.

Fractional Executive Services

✓	Perform functional executive duties on a regular basis, as required.
✓	Attend Executive staff meetings.
✓	Oversee initiatives and roadmap projects.
✓	Provide written and verbal executive briefings as required/requested.
✓	Initial term at 60% monthly availability (three (3) days per week).
✓	Hybrid Work Model: three (3) weeks per month on site at Company facilities in Redmond, Washington, one (1) week per month remote.
✓	Access: Data I/O issued laptop (to be returned upon completion of contract), onsite private office, travel, Zoom, Phone, Email, Other, as needed.

© 2025 All Rights Reserved. Confidential. Theisen Advisory Group, LLC. dba TAG CXO	7	Data I/O Corporation Fractional CFO Services (SOW1) v1.2

6. Client Investment & Terms

TAG Proposes the following engagement terms:

✓	Monthly retainer-based fee of $25,000 (60% availability, 12 days/Mo.)
✓	Additional Fractional Executive days, as needed and requested in writing by Client, billed at $2,083/Day (“Additional Day(s)”)

Payment Schedule as follows:

		Initial SOW Term				Optional 1 Mo. Extension Term(s)
		May	June	July	August	September	October	November
Base		$25,000	$25,000	$25,000	$25,000	$25,000	$25,000

Contract Deliverable Completion Incentive for Initial SOW Term is $9,000/mo.*

Contract Deliverable Completion Incentive for Optional Extension Term(s) is $9,000/mo.*							$9,000	$9,000

Annualized IT Savings** adder as approved in writing by Client (@10% Paid at end of contract)
Minimum	$200,000						Minimum	$20,000
Maximum	$250,000						Maximum	$25,000

Other Terms:

Additional Day(s)	$2,083
* Contract Deliverable Completion Incentives increased by $750/day for each Additional Day(s)

✓

The Contract Deliverable Completion Incentive* of $9,000/month for the Initial SOW Term is payable based on delivery by the end of each calendar month of the Initial SOW Term, and acceptance by Client on or before the 15th of the following month, of the following Deliverables, workstreams to complete, and identified actions and executable plans to:

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

The order of monthly priority for the above Contract Deliverables will be as mutually agreed.

© 2025 All Rights Reserved. Confidential. Theisen Advisory Group, LLC. dba TAG CXO	8	Data I/O Corporation Fractional CFO Services (SOW1) v1.2

If applicable, the Contract Deliverable Completion Incentive* for the Optional Extension Term(s) is $9,000 per month based on delivery and acceptance of deliverables, to be mutually agreed upon.

✓	IT spend reductions and efficiencies, to be measured on annual based savings (Annualized IT Savings**) and approved in writing by Client of the following deliverables:

•	Review current IT spend and make recommended changes

•	Implement changes to target savings

✓	Contract Deliverable Completion Incentive* will be pro-rated based on number of days worked and percentage of completion of Deliverables, as determined by Client.
✓	Start date as mutually agreed between Client and TAG executive.
✓	Retainer billed monthly on the 1st of each month.
✓	Invoices due within fifteen (15) days of receipt. TAG CXO may submit invoices up to 15 days prior to the 1st of each month.
✓

This SOW and Fractional Executive Services may be canceled by Client on 30-days written notice (email from Client is acceptable), and may be expanded, reduced or extended, upon mutual agreement of Client and engagement executive and 30-days written notice (email is acceptable).

✓

Travel reimbursed at actual cost with copy of receipts. In the event of travel, every effort will be made to minimize any/all travel related expenses, including airfare, accommodations, transportation and meals. Travel-related expenses only with prior Client approval.

Work Area: TAG CXO resources will utilize a combination of onsite and remote work configuration for duration of engagement. Client to provide suitable onsite workspaces and meeting environments for in-person sessions, as may be needed.

Start Date: As mutually agreed between TAG CXO and Client management.

Timely Access: Client management will ensure timely access to all key stakeholders, materials, and resources reasonably necessary to complete the scope of the engagement.

Good Faith: All estimates are in good faith based on our practical experience and current understanding of scope and requirements.

© 2025 All Rights Reserved. Confidential. Theisen Advisory Group, LLC. dba TAG CXO	9	Data I/O Corporation Fractional CFO Services (SOW1) v1.2

7. Agreement & Execution

This Statement of Work is subject to the terms and conditions of the Independent Contractor Agreement between the parties .

In the event of a conflict between the terms of the Independent Contractor Agreement and the Statement of Work, the Independent Contractor Agreement shall control. In the event of a conflict between the terms of the Statement of Work or the Independent Contractor Agreement regarding indemnification and the Indemnification Agreement, the Indemnification Agreement shall control.

IN WITNESS WHEREOF, the parties hereto each acting with proper authority have executed this Statement of Work.

DATAI/OCORPORATION	Theisen Advisory Group, LLC dba TAG CXO

William Wentworth	Paul R. Theisen
Name:	Name:

President and CEO	Principal
Title:	Title:

/s/ William Wentworth	/s/ Paul R. Theisen
Signature:	Signature:

05/06/2025	05/06/25
Date:	Date:

© 2025 All Rights Reserved. Confidential. Theisen Advisory Group, LLC. dba TAG CXO	10	Data I/O Corporation Fractional CFO Services (SOW1) v1.2